Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 10:24 AM 10/01/2021 FILED 10:24 AM 10/01/2021 SR 20213400465 - File Number 6483488

STATE OF DELAWARE

CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is LiveXLive Media, Inc., and the name of the corporation being merged into this surviving corporation is LiveOne, Inc. As a result of the merger, LiveXLive Media, Inc. as the surviving corporation has changed its name to LiveOne, Inc.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is LiveXLive Media, Inc., a Delaware corporation. LiveXLive Media, Inc. as the surviving corporation has changed its name to LiveOne, Inc.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on October 5, 2021 at 1:05pm PT

SIXTH: The Agreement of Merger is on file at 269 South Beverly Drive, Suite 1450, Beverly Hills, CA 90212, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 30th day of September, A.D., 2021.

By:	/s/ Robert S. Ellin
Authorized Officer

Name:	Robert S. Ellin
Print or Type

Title:	Chairman and CEO